UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  December 7, 2006

CPI INTERNATIONAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	000-51928	75-3142681
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

811 Hansen Way, Palo Alto, CA		94303-1110
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code:  (650) 846-2900

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (7 CFR 240.13e-4(c))

Item 5.02(e).  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Management Incentive Plan

At a meeting held on December 7, 2006, the Compensation Committee (the “Compensation Committee”) of the Board of Directors of CPI International, Inc. (the “Company”), approved the performance goals for fiscal year 2007 for the Company’s management incentive plan under the Company’s 2006 Equity and Performance Incentive Plan (the “MIP”) for the named executive officers and certain other executives.

In the case of Joe Caldarelli, chief executive officer, payments under the MIP will be based: 37.5% on earnings before interest, taxes, depreciation and amortization, further adjusted to exclude certain non-cash and non-recurring items (“Adjusted EBITDA”) for the Company as a whole; 37.5% on cash flows from operating activities before taxes, interest and non-recurring expenses, less recurring capital expenditures (“Adjusted Operating Cash Flow”) for the Company as a whole; 12.5% on Adjusted EBITDA for the Communications & Medical Products Division; and 12.5% on Adjusted Operating Cash Flow for the Communications & Medical Products Division.

In the case of Robert A. Fickett, president and chief operating officer, payments under the MIP will be based: 25% on Adjusted EBITDA for the Company as a whole; 25% on Adjusted Operating Cash Flow for the Company as a whole; 20% on Adjusted EBITDA for the Microwave Power Products Division; 20% on Adjusted Operating Cash Flow for the Microwave Power Products Division; 5% on Adjusted EBITDA for the Beverly Microwave Division; and 5% on Adjusted Operating Cash Flow for the Beverly Microwave Division.

In the case of Joel A. Littman, chief financial officer, treasurer and secretary, payments under the MIP will be based 50% on Adjusted EBITDA for the Company as a whole and 50% on Adjusted Operating Cash Flow for the Company as a whole.

In the case of Andrew E. Tafler, vice president, payments under the MIP will be based: 25% on Adjusted EBITDA for the Company as a whole; 25% on Adjusted Operating Cash Flow for the Company as a whole; 25% on Adjusted EBITDA for the Satcom Division; and 25% on Adjusted Operating Cash Flow for Satcom Division.

In the case of Don C. Coleman, vice president, payments under the MIP will be based: 25% on Adjusted EBITDA for the Company as a whole; 25% on Adjusted Operating Cash Flow for the Company as a whole; 25% on Adjusted EBITDA for the Beverly Microwave Division; and 25% on Adjusted Operating Cash Flow for the Beverly Microwave Division.

In the case of John R. Beighley, vice president, payments under the MIP will be based 40% on Adjusted EBITDA for the Company as a whole; 40% on Adjusted Operating Cash Flow for the Company as a whole; and 20% on individual performance goals.

Set forth below are the percentages of base salary each of these individuals would receive if the target and maximum levels under the MIP are achieved:

	Target	Maximum
Joe Caldarelli	100%	212.5%
Robert A. Fickett	75%	168.75%
Joel A. Littman	60%	120%
Andrew E. Tafler	50%	112.5%
Don C. Coleman	50%	112.5%
John R. Beighley	25%	45%

Sales Incentive Plan

At the meeting, the Compensation Committee also approved Mr. Beighley’s performance goals under the Company’s sales incentive plan (the“SIP”).  Mr. Beighley’s payments under the SIP will be based: 80% on field sales orders for the Company as a whole and 20% on the Company’s achievement of certain specified targets related to accounts receivable, days sales outstanding and cash advance payments. If the target levels under the SIP are achieved, Mr. Beighley will receive 25% of his base salary, and if the maximum levels under the SIP are achieved, he will receive 48.3% of his base salary.

Stock Option Grants

In addition, at the meeting, the Compensation Committee approved the grant of stock options to purchase an aggregate of 287,000 shares of the Company’s common stock to employees and consultants of the Company, with specific grants to the named executive officers as follows:  Mr. Caldarelli, 45,000 shares; Mr. Fickett, 30,000 shares; Mr. Littman, 22,000 shares; Mr. Tafler, 15,000 shares; Mr. Coleman, 15,000 shares and Mr. Beighley, 7,000 shares.  The stock options were granted under the Company’s 2006 Equity and Performance Incentive Plan.  All such stock options vest at the rate of 25% on each of the first four anniversaries of the date of grant, and each has an exercise price equal to $14.22.  The options terminate on December 7, 2016, the 10th anniversary of the date of grant.

Messrs. Caldarelli, Fickett and Littman each entered into a stock option agreement with the Company to evidence his stock option grant described above in the form attached as Exhibit 10.1 hereto.  Messrs. Tafler, Coleman and Beighley each entered into a stock option agreement with the Company to evidence his stock option grant described above in the form attached as Exhibit 10.2 hereto.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits

10.1         Form of Stock Option Agreement (Senior Executives) under 2006 Equity and Performance Incentive Plan

10.2         Form of Stock Option Agreement under 2006 Equity and Performance Incentive  Plan

SIGNATURE

Pursuant to the requirements of Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CPI INTERNATIONAL, INC.
(Registrant)

Date: December 13, 2006	By:	/s/ Joel A. Littman
Joel A. Littman
Chief Financial Officer